Exhibit 99.1

COMPANY CONTACT:

SBA, Receiver for Winfield Capital Corp.
Edward G. Broenniman
Principal Agent for the Receiver
666 11th Street, N.W., Suite 200
Washington, D.C. 20001
(202) 272-3621

FOR IMMEDIATE RELEASE


               COURT APPOINTS RECEIVER FOR WINFIELD CAPITAL CORP.

         WHITE PLAINS, NEW YORK, NOVEMBER 22, 2005 On October 7, 2005, the United States Small Business Administration (the "SBA"), an agency of the federal government, filed a complaint in the United States District Court for the Southern District of New York (the "Court") alleging a breach of the terms of a forbearance agreement by Winfield Capital Corp. (the "Winfield").

         The SBA, in filing the complaint, requested, among other things, that the Court approve and enter a Consent Order and Judgment (the "Consent Order"), that the Court take exclusive jurisdiction of Winfield, and all of its assets wherever located and appoint the SBA as permanent receiver of Winfield for the purpose of liquidating all of Winfield's assets and satisfying the claims of its legitimate creditors in the order of priority as determined by the Court and that Winfield's license to operate as a Small Business Investment Company shall be revoked upon the wind-up and conclusion of the receivership.

         The Court entered the Consent Order on October 14, 2005 and appointed the SBA as Winfield's Receiver. The Receiver is in the process of taking control over the operations of Winfield pursuant to the Consent Order.

         All inquiries regarding Winfield Capital Corp. should be directed to Edward G. Broenniman, as Principal Agent for the Receiver at (202) 272-3621.

         Winfield Capital is a Small Business Investment Company that makes loans and equity investments pursuant to funding programs sponsored by the SBA and is a non-diversified, closed-end investment company that is a business development company under the Investment Company Act of 1940.

         This press release may contain forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "may," "will," "could," "would," "should," "expect," "believe," "anticipate," "estimate," "continue" or "provided" or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors. Winfield Capital assumes no obligation to update the information contained in this release.